                                                    CREDIT SUISSE FIRST BOSTON
CORPORATION

        [LOGO]
                                                    Eleven Madison
Avenue     Telephone (212) 325-2000
                                                    New York, NY 10010-3629

                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)

                                       of

                                Spine-Tech, Inc.
                                       at

                              $52.00 Net Per Share

                                       by

                  Sulzer Medica Orthopedics Acquisition Corp.

                     an indirect wholly owned subsidiary of

                               Sulzer Medica Ltd

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 21, 1998, UNLESS THE OFFER IS EXTENDED.

                                                               December 19, 1997

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by Sulzer Medica Orthopedics Acquisition Corp., a Minnesota corporation ("Purchaser") and an indirect wholly owned subsidiary of Sulzer Medica Ltd, a corporation organized under the laws of Switzerland ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, $.01 par value (the "Common Stock"), of Spine-Tech, Inc., a Minnesota corporation (the "Company"), and the associated preferred share purchase rights (together with the Common Stock, the "Shares"), at a price of $52.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated December 19, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer at least a majority of the Shares then outstanding on a fully diluted basis and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the purchase of the Shares pursuant to the Offer having expired or terminated.

    Enclosed for your information and for forwarding to your clients are copies of the following documents:

    1. Offer to Purchase dated December 19, 1997;

    2. Letter of Transmittal for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares;
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    3. Notice of Guaranteed Delivery to be used to accept the Offer if the
Shares and all other required documents are not immediately available or cannot be delivered to Citibank, N.A. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

    4. A letter to shareholders of the Company from David W. Stassen, Chief Executive Officer and President of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    5. A printed form of a letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 21, 1998, UNLESS THE OFFER IS EXTENDED.

    Your attention is invited to the following:

    1. The tender price is $52.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.

    2. The Offer is being made for all outstanding Shares.

    3. The Board of Directors of the Company (the "Board") and a special committee of the Board, formed in accordance with Section 302A.673 of the Minnesota Law, have unanimously determined that each of the Offer and the Merger (as defined in the Offer to Purchase) is in the best interests of the Company and its shareholders and recommend that the shareholders accept the Offer and tender their Shares pursuant to the Offer.

    4. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, January 21, 1998, unless the Offer is extended.

    5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer at least a majority of the Shares then outstanding on a fully diluted basis and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the purchase of the Shares pursuant to the Offer having expired or been terminated. The Offer is also subject to other terms and conditions contained in the Offer to Purchase.

    6. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, backup federal income tax withholding at a rate of 31% may be required, unless an exemption applies or unless the required taxpayer identification information is provided. See Instruction 9 of, and "IMPORTANT TAX INFORMATION" in, the Letter of Transmittal.

    7. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents. See "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

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    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer or, if applicable, to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to Credit Suisse First Boston Corporation, the Dealer Manager, or Innisfree M&A Incorporated, the Information Agent, at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                      Very truly yours,

                                      Credit Suisse First Boston Corporation

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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